Exhibit 99.1

LIMITED BRANDS’ SECOND QUARTER 2008 EARNINGS EXCEED EXPECTATIONS

— PROVIDES THIRD QUARTER AND RAISES FULL YEAR 2008 EARNINGS GUIDANCE —

Columbus, Ohio, Aug. 20, 2008 — Limited Brands, Inc. (NYSE: LTD) today reported 2008 second quarter results.

Leslie Wexner, chairman and chief executive officer, stated, “We are very pleased with our performance in this challenging economic environment. Our disciplined management of inventory and expenses resulted in earnings per share that exceeded our initial expectations and increased 35% over last year’s comparable result in spite of negative same store sales in the quarter. Although we expect that the environment will continue to remain challenging, we will continue to conservatively manage the financial aspects of the business while at the same time provide compelling assortments and exciting store experiences to build our brands.”

Second Quarter Results

Earnings per share for the second quarter ended Aug. 2, 2008, were $0.30 compared to $0.67 last year. Second quarter operating income was $185.2 million compared to $318.9 million last year, and net income was $102.0 million compared to $264.4 million last year.

The 2008 results include a pre-tax gain of $13.3 million (included in other income), or $0.02 per share, related to a $71 million cash distribution from Express. The 2007 results contain certain significant items totaling $0.47 per share. These items include:

•	A pre-tax gain of $302 million, or $0.46 per share, related to the divestiture of a 75% interest in Express to affiliates of Golden Gate Capital;

•	A pre-tax loss of $73 million, or $0.20 per share, related to the divestiture of a 75% interest in Limited Stores to affiliates of Sun Capital Partners;

•	A tax benefit of $39 million, or $0.10 per share, related to an adjustment to state net operating loss valuation allowances in connection with the divestiture of the apparel brands;

•	A pre-tax gain of $100 million, or $0.15 per share, related to the refinancing of Easton Town Center, in which the company has an investment interest, included in other income;

•

A pre-tax restructuring charge of $47 million, or $0.07 per share, for costs of disposing of non-core assets and severance related to the termination of approximately 10% of the company’s home office associates; and

•

A pre-tax gain of $17 million, or $0.02 per share, related to an interest rate hedge entered into in the first quarter in anticipation of the intended financing of the LaSenza acquisition, included in other income.

Excluding these items, second quarter earnings per share were $0.27 compared to $0.20 last year, an increase of 35%. Second quarter operating income was $185.2 million compared to $142.3 million last year; and net income was $93.9 million compared to $80.6 million last year.

Comparable store sales for the second quarter decreased 7 percent, and net sales were $2.284 billion compared to $2.624 billion last year.

2007 net sales include Express sales through July 6, 2007, the closing date of the sale of a majority interest to affiliates of Golden Gate Capital, and Limited Stores sales through Aug. 3, 2007, the closing date of the transfer of a majority interest to affiliates of Sun Capital Partners.

2008 Outlook

The company stated that it expects 2008 third quarter earnings per share to be $0.00 to $0.04 compared to a loss of $0.01 per share last year, which excludes a $0.04 per share gain from asset sales in 2007.

For 2008, the company expects earnings per share of $1.45 to $1.60, excluding first half significant items of $0.20 per share.

Earnings Call Information

Limited Brands will conduct its second quarter earnings call at 9 a.m. Eastern time on Thursday, Aug. 21. To listen, call 1-866-583-6618 (International Dial-In Number: 1-706-643-0382). For an audio replay, call 1-866-NEWS-LTD (International Replay Number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional second quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 2,992 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the second quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the second quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including risks associated with our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

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the highly competitive nature of the retail industry generally and the segments in which we operate, particularly risks associated with consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability,

•	duties, taxes, other charges on imports,

•	legal and regulatory matters,

•	currency and exchange rates,

•	local business practices and political issues,

•	potential delays or disruptions in shipping and related pricing impacts and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	rising energy costs;

•	increases in the costs of mailing, paper and printing;

•	our ability to implement and sustain information technology systems; and

•	our failure to comply with regulatory requirements.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the second quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED AUGUST 2, 2008 AND AUGUST 4, 2007

(Unaudited)

(In thousands except per share amounts)

	2008	2007
Net Sales	$2,284,314	$2,624,077
Gross Profit	760,375	811,021
General, Administrative and Store Operating Expenses	(575,216)	(721,992)
Gain on Divestiture of Express	—	302,412
Loss on Divestiture of Limited Stores	—	(72,538)

Operating Income	185,159	318,903
Interest Expense	(46,729)	(30,847)
Interest Income	5,625	3,388
Other Income	17,730	116,165
Minority Interest	2,734	15,744

Income Before Income Taxes	164,519	423,353
Provision for Income Taxes	62,475	159,000

Net Income	$102,044	$264,353

Net Income Per Diluted Share	$0.30	$0.67

Weighted Average Shares Outstanding	341,468	395,996

Certain prior year amounts have been reclassified to conform with the current year presentation.

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

TWENTY-SIX WEEKS ENDED AUGUST 2, 2008 AND AUGUST 4, 2007

(Unaudited)

(In thousands except per share amounts)

	2008	2007
Net Sales	$4,209,395	$4,934,920
Gross Profit	1,401,492	1,605,779
General, Administrative and Store Operating Expenses	(1,115,897)	(1,408,225)
Gain on Divestiture of Express	—	302,412
Loss on Divestiture of Limited Stores	—	(72,538)
Net Gain on Joint Ventures	108,962	—

Operating Income	394,557	427,428
Minority Interest	3,733	21,597
Interest Expense	(91,749)	(56,210)
Interest Income	11,178	6,136
Other Income	22,313	116,330

Income Before Income Taxes	340,032	515,281
Provision for Income Taxes	140,207	198,000

Net Income	$199,825	$317,281

Net Income Per Diluted Share	$0.58	$0.79

Weighted Average Shares Outstanding	342,808	401,080

Certain prior year amounts have been reclassified to conform with the current year presentation.